UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 30, 2019 (September 29, 2019)

APOLLO MEDICAL HOLDINGS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-37392	95-4472349
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1668 S. Garfield Avenue, 2nd Floor, Alhambra, CA 91801

(Address of Principal Executive Offices, and Zip Code)

(626) 282-0288

Registrant’s Telephone Number, Including Area Code

___________________________________________________________

(Former Name or Former Address, if Changed Since Last

Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	AMEH	Nasdaq Capital Market

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Director and Officer

On September 29, 2019, the board of directors (the “Board”) of Apollo Medical Holdings, Inc. (the “Company”) appointed Matthew Mazdyasni to the Board to fill the vacancy created by the resignation of Warren Hosseinion, M.D. on March 28, 2019. Mr. Mazdyasni will serve as a director of the Company for a term expiring at the 2020 annual meeting of stockholders, or until his successor is elected and qualified, or until his earlier resignation or removal.

In connection with Mr. Mazdyasni’s appointment to the Board, the Company entered into the following agreements with Mr. Mazdyasni: a Board of Directors Agreement, a Proprietary Information Agreement and an Indemnification Agreement, each dated September 29, 2019. Pursuant to the Board of Directors Agreement, Mr. Mazdyasni will receive standard non-employee director cash compensation in accordance with the Company’s non-employee director compensation policy. Mr. Mazdyasni is eligible to receive awards under the Company’s equity incentive plans, as may from time to time be determined by the Board or the administrator of such plan in its sole discretion. The Indemnification Agreement with Mr. Mazdyasni provides for indemnification and related rights in connection with his service as a non-employee director on the Board.

Mr. Mazdyasni currently provides consulting and advisory services to various companies (including earning $238,950 from the Company for consulting and advisory services provided beginning May 2018) and previously served as Executive Vice-President, Chief Administrative and Chief Financial Officer of HealthCare Partners Holding, LLC until February 2014. As a member of the senior executive team, Mr. Mazdyasni significantly contributed to HealthCare Partners’ success, which led to its acquisition by DaVita, Inc. in November 2012 for approximately $4.4 billion. Prior to joining HealthCare Partners in 1982, he worked for national and local public accounting firms.

Mr. Mazdyasni was an active board member of several trade associations including American Physician Group (“APG”), previously called CAPG, where he was a member of the Board of Directors and the Executive Committee of CAPG until 2014. He became the CAPG Chairman of its Board of Directors in 2004. Since retiring in February 2014, Mr. Mazdyasni continued as a board member of the APG Foundation.

Mr. Mazdyasni has also distinguished himself as a mentor in health administration leadership. He was a preceptor to the University of Southern California’s Master of Health Administration program for more than 25 years and was named Preceptor of the Year for 2000-2001. Mr. Mazdyasni is a current member of the Health Advisory Board of USC Sol Price School of Public Policy.

On September 29, 2019, the Company also appointed Brandon Sim as its Interim Chief Technology Officer. Prior to joining ApolloMed, Mr. Sim served as Quantitative Researcher at Citadel Securities since 2015. From 2012 to 2014, Mr. Sim served as Chief Technology Officer at Theratech, a medical device company focused on developing a low-cost, simple-to-use patch for automated drug delivery.

Mr. Sim received his Master of Science in Computer Science and Engineering and Bachelor of Arts in Statistics and Physics, Magna Cum Laude with High Honors, from Harvard University. Mr. Sim is the son of Dr. Kenneth Sim, Executive Chairman of the Company.

A copy of the Board of Directors Agreement (which contains forms of the Proprietary Information Agreement and Indemnification Agreement as Exhibits A and B, respectively, thereto) with Mr. Mazdyasni is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The foregoing description is qualified in its entirety by reference to the full text of the Board of Directors Agreement, the Proprietary Information Agreement and the Indemnification Agreement.

Item 7.01    Regulation FD Disclosure.

Press Release

On September 30, 2019, the Company issued a press release announcing the appointment of Mr. Mazdyasni as a director and the additional appointment of Mr. Sim as Interim Chief Technology Officer, as described in Item 5.02 of this Form 8-K. A copy of the Company’s press release is furnished with this Form 8-K and attached hereto as Exhibit 99.1. The information in Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Exchange Act and shall not be deemed incorporated by reference into any filing under the Securities Act.

Item 8.01    Other Events

Appointment of Interim Chief Technology Officer

On September 29, 2019, the Company appointed Brandon Sim as its Interim Chief Technology Officer, as described in Item 5.02 of this Form 8-K.

Item 9.01    Financial Statements and Exhibits

(d) Exhibits.

10.1-	Board of Directors Agreement, dated September 29, 2019, with Matthew Mazdyasni.

99.1-	Press Release of Apollo Medical Holdings, Inc., dated September 30, 2019.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APOLLO MEDICAL HOLDINGS, INC.

Dated: September 30, 2019	By:	/s/ Thomas S. Lam, M.D.
	Name:	Thomas S. Lam, M.D.
	Title:	Chief Executive Officer